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                                                                   EXHIBIT 12-22

                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                           Year Ended December 31
                                                          ------------------------------------------------------
                                                                1999                1998                1997
                                                                ----                ----                ----

                                                                       (Millions, except for ratio)
Net income.............................................   $           434    $            418    $           417
                                                          ---------------    ----------------    ---------------

Taxes based on income:
   Current income taxes................................               282                 280                308
   Deferred taxes - net................................               (60)                 (5)                (6)
   Investment tax credit adjustments - net.............               (11)                (15)               (14)
   Municipal and state.................................                 3                   3                  4
                                                          ---------------    ----------------    ---------------
     Total taxes based on income.......................               214                 263                292
                                                          ---------------    ----------------    ---------------

Fixed charges:
   Interest on long-term debt..........................               252                 254                262
   Amortization of debt discount, premium
     and expense.......................................                17                  11                 11
   Other interest......................................                19                  13                  9
   Interest factor of rents............................                34                  34                 34
                                                          ---------------    ----------------    ---------------
     Total fixed charges...............................               322                 312                316
                                                          ---------------    ----------------    ---------------

Earnings before taxes based on income
   and fixed charges...................................   $           970    $            993    $         1,025
                                                          ===============    ================    ===============

Ratio of earnings to fixed charges.....................              3.01                3.18               3.24

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